Exhibit 10.5

MASTER PURCHASE AGREEMENT
AND ESCROW INSTRUCTIONS

Between

5700 Holdings, LLC and Tipton Holdings, LLC

as Seller

and

SERIES C, LLC

as Buyer

December 19, 2013

MASTER PURCHASE AGREEMENT
AND ESCROW INSTRUCTIONS

DATED:	Dated to be effective as of December 19, 2013 (the “Effective Date”).

PARTIES:
This Master Purchase Agreement and Escrow Instructions is between 5700 Holdings, LLC, a Kansas limited liability company, and Tipton Holdings, LLC, a Kansas limited liability company, individually and collectively, as the context may require, as “Seller”, and SERIES C, LLC, an Arizona limited liability company, as “Buyer”.

WHEREAS, as of the Effective Date, Seller is, or as of COE Seller intends to be, the fee title owner of those certain parcels of improved property listed by address on Exhibit A attached hereto, all of which will be legally described on Exhibit A-1 pursuant to Section 9 below (collectively, the “Real Property”);
WHEREAS, as of COE, if COE occurs, each parcel of the Real Property will be improved with a building containing approximately that certain number of square feet set forth on Exhibit A attached hereto (each, a “Building” and, collectively, the “Buildings”). As of COE, if COE occurs, the Real Property, the Buildings and the improvements to the Real Property (collectively, the “Improvements”) will be leased to Dollar General or its affiliate (“Tenant”) in accordance with a written lease (each, a “Lease” and, collectively, the “Leases”) and guaranteed by Dollar General Corporation. The Real Property, the Buildings, the Improvements, the personal property, if any, of Seller located on the Real Property and Seller’s interest in each of the Leases and all rents issued and profits due or to become due thereunder are hereinafter collectively referred to as the “Properties” and, individually, as a “Property”; and
WHEREAS, Buyer desires to purchase the Properties from Seller and Seller desires to sell the Properties to Buyer free and clear of all liens, all as more particularly set forth in this Master Purchase Agreement and Escrow Instructions (the “Agreement”).
NOW THEREFORE, in consideration of the promises set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer (each, a “Party” and, collectively, the “Parties”) hereby agree as follows:
1.    INCORPORATION OF RECITALS. All of the foregoing Recitals are hereby incorporated as agreements of the Parties.
2.    BINDING AGREEMENT. This Agreement constitutes a binding agreement between Seller and Buyer for the sale and purchase of the Properties subject to the terms set forth in this Agreement. Subject to the limitations set forth in this Agreement, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. This Agreement supersedes all other written or verbal agreements between the Parties concerning any transaction embodied in this Agreement. No claim of waiver or modification concerning the provision of this Agreement shall be made against a Party unless based upon a written instrument signed by such Party.
3.    INCLUSIONS IN PROPERTIES.
(a)    The Properties. The term “Properties” shall also include the following:
(1)    all tenements, hereditaments and appurtenances pertaining to the Real Property;
(2)    all mineral, water and irrigation rights of Seller, if any, running with or otherwise pertaining to the Real Property;
(3)    all interest, if any, of Seller in any road adjoining and appurtenant to the Real Property;

(4)    all interest, if any, of Seller in any award made or to be made or settlement in lieu thereof for damage to the Properties or any portion thereof by reason of condemnation, eminent domain or exercise of police power;
(5)    all of Seller’s interest in the Buildings, the Improvements and any other improvements and fixtures on the Real Property;
(6)    all of Seller’s interest, if any, in any equipment, machinery and personal property located on or used in connection with the Real Property (collectively, the “Personalty”);
(7)    the Leases and all security deposits, if any, now or hereafter due thereunder; and,
(8)    all of Seller’s interest to the extent transferable, in all permits and licenses (the “Permits”), warranties (specifically including, without limitation, the general contractor’s one-year construction warranty with respect to construction of the Building and other Improvements on the Real Property, any other warranty required to be provided by the Lease, and any warranty related to the roof of the Building, collectively, the “Warranties”), contractual rights and intangibles (including rights to the name of the Improvements as well as all construction contracts, subcontracts, architectural/engineering plans and/or agreements and similar agreements) with respect to the design, development, construction, operation, maintenance, repair and/or improvement of the Properties (collectively, the “Contracts”).
(b)    The Transfer Documents. The Personalty shall be transferred by that certain bill of sale from Seller to Buyer, the agreed upon form of which is attached hereto as Exhibit B (the “Bill of Sale”); the Lease shall be transferred by that certain assignment and assumption of lease, the agreed upon form of which is attached hereto as Exhibit C (the “Assignment of Lease”); the Permits, Warranties and Contracts shall be transferred by that certain assignment and assumption agreement, the agreed upon form of which is attached hereto as Exhibit D (the “Assignment Agreement”); and the Real Property, the Building and the Improvements shall be transferred and conveyed by execution and delivery of Seller’s special warranty deed, the agreed upon form of which is attached hereto as Exhibit E (the “Deed”). The Bill of Sale, the Assignment of Lease, the Assignment Agreement and the Deed are hereinafter collectively referred to as the “Transfer Documents”. Notwithstanding the foregoing, in the event any Warranty transfer requires the approval of the applicable warrantor and/or satisfaction of any other conditions to such transfer, Seller shall obtain such approval and satisfy all such conditions no later than COE (as defined below), including, without limitation, payment of any fees relating thereto.
4.    PURCHASE PRICE. The aggregate price to be paid by Buyer to Seller for the Properties is EIGHTEEN MILLION FORTY-FIVE THOUSAND ONE HUNDRED SEVENTY-FIVE and NO/100 Dollars ($18,045,175.00) (as may be adjusted below, the “Purchase Price”), which Purchase Price is allocated among the Properties as set forth on Exhibit A attached hereto, and is payable as follows:
(a)    One Hundred Sixty Thousand and No/100 Dollars ($160,000.00) earnest money (said amount, plus all interest earned or accrued thereon, the “Earnest Money Deposit”) to be deposited in escrow with First American Title Insurance Company, 2425 East Camelback Road, Suite 300, Phoenix, Arizona 85016, Attention: Brandon Grajewski (“Escrow Agent”) not later than five (5) business days following the receipt by Escrow Agent of a fully-executed original of this Agreement (said receipt by Escrow Agent of both a fully-executed original of this Agreement and the Earnest Money Deposit, the “Opening of Escrow”), which Earnest Money Deposit is to be held by Escrow Agent until released to Seller or Buyer as provided herein or paid to Seller at close of escrow (“COE”) ($10,000.00 of the Earnest Money Deposit shall be paid to Seller at COE for each Property); and
(b)    Such amounts, in additional cash, or other immediately available funds (as may be increased or decreased by such sums as are required to take into account any additional deposits, prorations, credits, or other adjustments required by this Agreement), set forth in one or more settlement or closing statements prepared by Escrow Agent and approved by Buyer and Seller in connection with COE of each Property purchased by Buyer from Seller pursuant to this Agreement, to be deposited in escrow with Escrow Agent on or before COE as to each such Property, which sum is to be held by Escrow Agent until cancellation of this Agreement as provided herein or paid to Seller at COE.
Notwithstanding anything to the contrary contained in this Agreement, Seller and Buyer acknowledge and agree that (i) the Purchase Price on Exhibit A for each Property has been determined by dividing the initial annual base rent to be paid under the Lease for such Property by the cap rate for such Property set forth on Exhibit A attached hereto (the “Cap Rate”) and, at COE, the final Purchase Price will be determined by dividing the initial annual base rent set forth in the fully executed Lease for such Property by the Cap Rate (subject to further readjustment pursuant to subsection (ii) below), and (ii) if the Tenant is not contractually obligated to pay, and the unconditional payment of full rent by Tenant has not commenced, prior to July 31, 2014, then the Purchase Price for such Property shall be recalculated using a Cap Rate that will increase by two and one half (2.5) basis points on August 31, 2014 and every thirty (30) day period thereafter until Tenant is contractually obligated to pay and the unconditional payment of full rent by Tenant has commenced (and the aggregate Purchase Price shall be adjusted based on the recalculated Purchase Price for such Property). By way of example, if on November 20, 2014, Tenant first becomes contractually obligated to pay and in fact commences the payment of full rent pursuant to the Lease for the Property in Wisner, Nebraska, the Cap Rate for that Property would be 7.225% and the Purchase Price for that Property would be $919,557.09.
5.    DISPOSITION OF EARNEST MONEY DEPOSIT. Seller and Buyer hereby instruct Escrow Agent to place the Earnest Money Deposit in a federally insured interest-bearing passbook account on behalf of Seller and Buyer. The Earnest Money Deposit shall be applied as follows:
(a)    if Buyer cancels this Agreement in its entirety as Buyer is so entitled to do as provided in this Agreement, the entire Earnest Money Deposit shall be paid immediately to Buyer;
(b)    if Buyer terminates this Agreement with respect to any Property as Buyer is so entitled to do as provided in this Agreement, $10,000.00 of the Earnest Money Deposit shall be paid immediately to Buyer for each terminated Property;
(c)    if the Earnest Money Deposit, or any portion thereof, is forfeited by Buyer pursuant to this Agreement, such Earnest Money Deposit, or portion thereof, shall be paid to Seller as Seller’s agreed and total liquidated damages with respect to the applicable Properties, it being acknowledged and agreed that it would be difficult or impossible to determine Seller’s exact damages; and
(d)    if escrow closes for any Property, $10,000.00 of the Earnest Money Deposit shall be credited to Buyer, automatically applied against the Purchase Price for such Property and paid to Seller at COE.
6.    PRELIMINARY TITLE REPORT; TITLE AND SURVEY OBJECTIONS.
(a)      Within ten (10) days after the Opening of Escrow, Escrow Agent shall deliver a current Preliminary Title Report (together with complete, legible copies of all documents identified as exceptions to title or as title requirements, a “Preliminary Report”) for an ALTA extended coverage title insurance policy (each, an “Owner’s Policy” and, collectively, the “Owner’s Policies”) for each Property to Buyer and Seller. Each Preliminary Report shall show the status of title to the applicable Property as of the date of such Preliminary Report and shall also describe the requirements of Escrow Agent for the issuance of an Owner’s Policy corresponding to such Property as described herein. One-half the cost of a standard coverage title policy shall be paid by the Seller; Buyer shall pay the second half of the cost of such standard coverage policy, and any additional costs for an extended coverage policy, endorsements thereto (excluding, however, those endorsements required to cure one or more Objectionable Matters (as hereinafter defined), which endorsements shall be issued at Buyer’s sole cost and expense), or any lender’s title policy shall be paid by Buyer.
(b)    If Buyer is dissatisfied with any exception to title as shown in any Preliminary Report (collectively, the “Objectionable Matters”), then Buyer may, by giving written notice thereof to Escrow Agent and Seller on or before the later of: (x) the expiration of the First Study Period (as defined below) for such Property, or (y) ten (10) days after Buyer’s receipt of the Preliminary Report, either (i) terminate this Agreement with respect to any Property or Properties corresponding to such Objectionable Matter(s) (each such Property, a “Removed Property”), or (ii) Buyer may provisionally accept the title to such Property or Properties corresponding to such Objectionable Matters subject to Seller’s agreement to cause the removal of or otherwise cure such Objectionable Matters. As part of any provisional acceptance of title, Buyer shall be entitled to reserve its right to object to any exception to title shown on a Preliminary Report pending Buyer’s receipt of the Survey (as defined below) showing how such exception affects the corresponding Property.
If Buyer gives notice to Seller of its election of option (ii) above, Seller shall notify Buyer in writing within ten (10) days after receiving Buyer’s written notice of Objectionable Matters if Seller does not intend to remove (or cause Escrow Agent to endorse over, to Buyer’s satisfaction) or otherwise cure any such Objectionable Matters. If Seller fails to respond within such 10-day period, Seller shall be deemed to have delivered notice on such 10th day of Seller’s refusal to remove or otherwise cure the Objectionable Matters prior to COE.
(c)    At the outset of the Second Study Period (as defined below) for any Property, Buyer shall order from Escrow Agent an updated Title Report (each, an “Updated Report” and, collectively, the “Updated Reports”) for an Owner’s Policy on such Property. If Buyer is dissatisfied with any exception to title as shown in any Updated Report and/or any matter disclosed by any Survey (excluding any matters disclosed by the Preliminary Report for such Property to which Buyer did not previously object within the time allowed in Section 6(b)) (collectively, the “Objectionable Matters”), then Buyer may, by giving written notice thereof to Escrow Agent and Seller on or before the later of: (x) the expiration of the Second Study Period for such Property or (y) ten (10) days after the expiration of the Survey Period for such Property, either (i) terminate this Agreement with respect to any Property or Properties corresponding to such Objectionable Matter(s) (each such Property, a “Removed Property”), or (ii) Buyer may provisionally accept the title to such Property or Properties corresponding to such Objectionable Matters subject to Seller’s agreement to cause the removal of or otherwise cure such Objectionable Matters.
If Buyer gives notice to Seller of its election of option (ii) above, Seller shall notify Buyer in writing within ten (10) days after receiving Buyer’s written notice of Objectionable Matters if Seller does not intend to remove (or cause Escrow Agent to endorse over, to Buyer’s satisfaction) or otherwise cure any such Objectionable Matters. If Seller fails to respond within such 10-day period, Seller shall be deemed to have delivered notice on such 10th day of Seller’s refusal to remove or otherwise cure the Objectionable Matters prior to COE.
(d)    In the event any Preliminary or Updated Report is later amended (each such amended Preliminary or Updated Report, an “Amended Report”) to include new exceptions that are not set forth in the prior Preliminary or Updated Report corresponding to the same Property, or in the event any Survey is amended (each such Survey, an “Amended Survey”) to include or depict matters that are not set forth in the prior Survey corresponding to the same Property, Buyer shall have until the later of (i) the expiration of the First or Second Study Period, as applicable, for such Property, (ii) the date seven (7) days after Buyer’s receipt of both such Amended Report and copies of the documents identified in the new exceptions or new requirements, or (iii) the date seven (7) days after Buyer’s receipt of the Amended Survey, as applicable, within which to either (Y) terminate this Agreement with respect to any Property corresponding to such Amended Report or Amended Survey as set forth in Sections 6(b) or 6(c) above, whereupon any such Property shall be deemed to be a Removed Property, or (Z) to provisionally accept the title to such Property or Properties corresponding to such Amended Report or Amended Survey subject to Seller’s agreement to cause the removal of any Objectionable Matter(s) identified by Buyer in a written notice to Seller.
(e)    In the event Buyer provisionally accepts title to a Property subject to Seller’s agreement to cure one or more Objectionable Matters pursuant to Sections 6(b), 6(c) and/or 6(d) above, and if Seller serves notice (or is deemed to have served notice) to Buyer that Seller does not intend to remove or otherwise cure such Objectionable Matters before COE, Buyer shall, within ten (10) days after receipt of such notice (or deemed notice) from Seller, notify Seller and Escrow Agent in writing of Buyer’s election to either (i) terminate this Agreement with respect to the Property corresponding to such Objectionable Matter(s) as set forth in Sections 6(b), 6(c) and/or 6(d) above, as applicable, whereupon such Property shall be deemed to be a Removed Property, or (ii) waive such Objectionable Matter(s). If written notice of either satisfaction or dissatisfaction as to any Preliminary Report, Updated Report, Survey, Amended Report or Amended Survey is not timely given by Buyer to Seller pursuant to this Section 6, then Buyer shall be deemed to have disapproved of the condition of the title of the Property or Properties corresponding to each such Preliminary Report, Updated Report, Survey Amended Report, or Updated Survey and shall have elected to terminate this Agreement with respect to each Property corresponding to each such Preliminary Report, Updated Report, Survey Amended Report, or Amended Survey as set forth in Sections 6(b), 6(c) and/or 6(d) above, as applicable, whereupon any such Property shall be deemed to be a Removed Property. In the event Buyer provides written notice of objections to some matters disclosed by the Preliminary Report, Updated Report, Survey, Survey Amended Report and/or Updated Survey but does not in such notice object to other matters disclosed therein, Buyer shall be deemed to have approved any such other matters disclosed therein and not included as an Objectionable Matter in such notice.
(f)    The aggregate Purchase Price shall be reduced by the Purchase Price corresponding to each Removed Property, and the portion of the Earnest Money Deposit corresponding to such Removed Property (i.e., $10,000.00) plus all interest earned thereon shall be returned immediately to Buyer. In the event that all Properties are removed from this Agreement pursuant to Sections 6(b), 6(c), 6(d) and/or 6(e) hereof, this Agreement shall automatically terminate in its entirety, whereupon the Earnest Money Deposit shall be paid immediately to Buyer, all documents deposited in escrow by Buyer shall be returned to Buyer without delay and all documents deposited in escrow by Seller shall be returned to Seller without delay.
7.    BUYER’S STUDY PERIOD.
(a)    The First Study Period. As to any particular Property, Buyer shall have until 11:59 p.m. MST on thirtieth (30th) day after the later of (i) the Effective Date, (ii) Seller’s delivery of written notice to Buyer of Seller’s acquisition of the Property, together with reasonable evidence thereof, or (iii) Buyer’s receipt of all deliveries of Seller’s Diligence Materials (as hereinafter defined) and the fully executed Lease (together with any exhibits, guaranties, amendments and modifications thereto, and assignments thereof, all fully executed) for such Property (the “First Study Period”), at Buyer’s sole cost, within which to conduct and approve any investigations, studies or tests deemed necessary by Buyer, in Buyer’s sole discretion, to determine the feasibility of acquiring such Property, including, without limitation, Buyer’s right to: (i) review and approve the Lease corresponding to such Property, the Seller’s Diligence Materials, Seller’s operating statements and the Contracts with respect to such Property; (ii) meet and confer with Tenant (but only after written notice to Seller, and provided that Seller shall have the right to participate in any such conferences); and (iii) obtain, review and approve an environmental study of each Property.
(b)    The Second Study Period. In addition to the foregoing, Seller acknowledges that Buyer will not order a property condition report, a Survey, an appraisal, an environmental site assessment, zoning report and an Updated Report for any Property (collectively, the “Post-Construction Reports”) until after Seller provides written notice to Buyer that construction of such Property has been substantially completed, except for so-called “punch list” items which do not, either individually or in the aggregate, interfere with Tenant’s use and occupancy of the Property or prevent Tenant from obtaining a building permit, a Certificate of Occupancy or any other government approval, which substantial completion shall be further evidenced by (i) the issuance, and Buyer’s receipt, of a Certificate of Occupancy (which may be a temporary Certificate of Occupancy) for such Property, if available in such jurisdiction and, if not available, the jurisdictional equivalent of the Certificate of Occupancy, if any, and (ii) delivery of the applicable Property to Tenant for the installation by Tenant of its fixtures pursuant to the Evidence of Completion (as defined in the Lease) (together with the Certificate of Occupancy, if available, or its equivalent, if any, and the Evidence of Completion to Tenant, such notice is referred to as the “Substantial Completion Notice”). As to any particular Property, Buyer shall have until 11:59 p.m. MST on the later of (i) the thirtieth (30th) day after Buyer’s receipt of the Substantial Completion Notice for such Property, or (ii) the tenth (10th) day after the earlier of: (A) Buyer’s receipt of the Survey for such Property, or (B) the expiration of the Survey Period for such Property (the “Second Study Period”), at Buyer’s sole cost, within which to conduct and approve the Post-Construction Reports for such Property. The investigations, studies or tests conducted by Buyer pursuant to Section 7(a) or this Section 7(b) are hereinafter referred to as “Buyer’s Diligence”.
(c)    Right of Entry. Subject to the prior rights of Tenant in the Properties, Seller hereby grants to Buyer and Buyer’s agents, employees and contractors the right to enter upon each Property, at any time or times prior to COE, to conduct Buyer’s Diligence. Notwithstanding the foregoing, in conducting any Buyer’s Diligence, Buyer shall provide Seller with prior written notice of any inspections, tests or studies that Buyer desires to conduct on any Property, Buyer shall not unreasonably interfere with any Tenant’s use of any Property nor any construction being conducted on any Property, Buyer shall provide Seller with proof of adequate commercial liability insurance in amount and form reasonably acceptable to Seller, and Seller may be present during any such inspections, tests or studies. In consideration therefor, Buyer shall and does hereby agree to indemnify and hold Seller harmless from and against any and all claims for expenses, costs, losses, liabilities and/or damages asserted against Seller, including, but not limited to, court costs and attorneys’ fees, which may be incurred by Seller as a direct result of Buyer’s Diligence. Buyer’s indemnity and hold harmless obligation shall survive cancellation of this Agreement or COE.
(d)    First Study Period Cancellation. As to any particular Property, unless Buyer so notifies Seller or Escrow Agent, in writing, on or before the end of the First Study Period for such Property, of Buyer’s acceptance of such Property and unconditional waiver of the contingencies as set forth in Section 7(a) with respect to such Property, this Agreement shall terminate with respect to such Property (each such Property, a “Removed Property”), the aggregate Purchase Price shall be reduced by the Purchase Price corresponding to each such Removed Property, the portion of the Earnest Money Deposit corresponding to such Removed Property (i.e., $10,000.00) plus all interest earned thereon shall be returned immediately to Buyer, and this Agreement shall continue in full force and effect with respect to the remaining Properties.
(e)    Second Study Period Cancellation. As to any particular Property, unless Buyer so notifies Seller or Escrow Agent, in writing, on or before the end of the Second Study Period for such Property, of Buyer’s acceptance of the Post-Construction Reports or Updated Reports for such Property and unconditional waiver of the contingencies as set forth in Section 7(b) with respect to such Property, this Agreement shall terminate with respect to such Property and any such Property shall be deemed to be a Removed Property, the aggregate Purchase Price shall be reduced by the Purchase Price corresponding to each such Removed Property, the portion of the Earnest Money Deposit corresponding to such Removed Property (i.e., $10,000.00) plus all interest earned thereon shall be returned immediately to Buyer, and this Agreement shall continue in full force and effect with respect to the remaining Properties. With respect to any Property for which this Agreement has not been terminated within the time periods specified pursuant to Section 7(d) or 7(e), the Earnest Money Deposit corresponding to such Property (i.e., $10,000) shall become non-refundable to Buyer and shall be forfeited to Seller in the event Buyer shall fail to close on the purchase of such Property, except as expressly provided in Sections 6(d), 7(f), 12, 19 and 20.
(f)    Property Acquisition and Development. As of the Opening of Escrow, Seller is not the owner of all of the Properties and/or some of the Properties have not yet been improved with the Buildings or leased to Tenant pursuant to a Lease. Seller intends to complete the acquisition of the Properties and the construction of the Buildings, and lease the Improvements to Tenant on or before COE and covenants to use commercially reasonable efforts to do so. If, as of May 31, 2014, Seller hasn’t completed the acquisition of a Property, or as of August 31, 2014, Seller hasn’t completed the construction of the Buildings or leased the Improvements to Tenant with respect to a Property, in each case despite its commercially reasonable efforts to do so, then Seller or Buyer shall have the right, without limiting any other rights or remedies it may have, to terminate this Agreement with respect to such Property upon written notice to the other party and Escrow Agent. In the event this Agreement is terminated with respect to a Property pursuant to this subsection (f), the aggregate Purchase Price (as defined below) shall be reduced by the Purchase Price corresponding to such Property, the portion of the Earnest Money Deposit corresponding to such Property (i.e., $10,000.00) plus all interest earned thereon shall be returned immediately to Buyer, Seller shall promptly reimburse to Buyer its reasonable out-of-pocket and third-party property diligence expenses incurred with respect to such Property not to exceed $10,000.00, and neither Seller nor Buyer will have any further obligation or responsibility to the other to perform under the Agreement with respect to such Property.
8.    DELIVERY OF SELLER’S DILIGENCE MATERIALS. Within three (3) days after the Opening of Escrow, Seller agrees to deliver to Buyer copies of all documents currently in Seller’s possession relating to the leasing, operating, maintenance, construction (including the Certificate of Occupancy for such Property if one exists at such time), repair, zoning (including any zoning verification letters), platting, engineering, soil tests, water tests, environmental tests, market studies, master planning, architectural drawings and like matters regarding such Property and/or the Tenant (collectively, “Seller’s Diligence Materials”), all at no cost to Buyer. The foregoing deliveries shall include, but not be limited to, copies of all of the following documents to the extent currently in the Seller’s possession: (i) books of account and records for such Property for the last twenty-four (24) months (including year-end Tenant CAM expense reconciliations); (ii) the Lease corresponding to such Property, including all amendments thereto, guaranties thereof and assignments thereof and, if applicable, a copy of the leasehold title insurance policy delivered to Tenant with respect to such Property; (iii) a detailed listing of all capital expenditures on such Property for the last thirty-six (36) months; (iv) the maintenance history of such Property for the last twenty-four (24) months; (v) current maintenance, management, and listing contracts for such Property including any amendments thereto; (vi) all claims or suits by Tenant or third-parties involving such Property or any of the Leases or any Contracts relating to such Property (whether or not covered by insurance); (vii) a list of all claims or suits by or against Seller regarding such Property for the last thirty-six (36) months; (viii) any appraisals of such Property or any part thereof; (ix) the site plan with respect to such Property; (x) copies of all Contracts, Warranties and Permits relating to such Property, including copies of all warranties required under the Leases; (xi) Tenant’s written approval of any declaration, easement or similar agreement that requires or required Tenant’s consent pursuant to the terms and conditions of the Lease; and (xii) any other documents currently in the possession of Seller pertaining to such Property. Should Seller receive new or updated documents regarding any of the matters set forth in this Section 8(a) after the date hereof and prior to COE, Seller will immediately notify Buyer of such fact and will promptly deliver complete copies thereof to Buyer.
9.    THE SURVEYS. Within thirty (30) days after receipt of the Substantial Completion Notice for any Property (the “Survey Period”), Buyer shall cause, at Buyer’s sole costs and expense, one or more national surveyors licensed in the State(s) in which the applicable Property is located to complete and deliver to Escrow Agent, Buyer and Seller a current, certified ALTA survey of the Real Property, Building and Improvements comprising such Property certified to Buyer, Seller, Tenant and Escrow Agent (each, a “Survey” and, collectively, the “Surveys”), whereupon the legal descriptions in the Surveys, if confirmed by Buyer, Seller and Escrow Agent to be accurate, shall be inserted as the descriptions in Exhibit A-1 attached hereto. Each Survey shall set forth the legal description and boundaries of the applicable parcel of Real Property and all easements, encroachments and improvements thereon.
10.    IRS SECTION 1445. Seller shall furnish to Buyer in escrow by COE a sworn affidavit (the “Non-Foreign Affidavit”) stating under penalty of perjury that Seller is not a “foreign person” as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Tax Code”). If Seller does not timely furnish the Non-Foreign Affidavit, Buyer may withhold (or direct Escrow Agent to withhold) from the Purchase Price an amount equal to the amount required to be so withheld pursuant to Section 1445(a) of the Tax Code, and such withheld funds shall be deposited with the Internal Revenue Service as required by such Section 1445(a) and the regulations promulgated thereunder. The amount withheld, if any, shall nevertheless be deemed to be part of the Purchase Price paid to Seller.
11.    DELIVERY OF POSSESSION. Seller shall deliver possession of each Property to Buyer at COE subject only to the rights of Tenant under each of the Leases as approved by Buyer as part of Buyer’s Diligence and any other matters approved or deemed approved by Buyer pursuant to Section 6 of this Agreement (the “Permitted Exceptions”).
12.    BUYER’S CONDITIONS PRECEDENT. In addition to all other conditions precedent set forth in this Agreement, Buyer’s obligations to perform under this Agreement and to close escrow with respect to any Property are expressly subject to satisfaction of the following conditions on or before COE (or such earlier date that is specified below):
(a)    the delivery by Seller to Escrow Agent, for delivery to Buyer at COE, of the executed original Transfer Documents for such Property;
(b)    the issuance of the Owner’s Policy (or a written commitment therefor) for such Property subject only to the Leases and Permitted Exceptions;
(c)    the delivery by Seller to Buyer at COE of all security deposits and pre-paid rents under the Lease for such Property, if any, in the form of a credit in favor of Buyer against the Purchase Price allocated to such Property;
(d)    the deposit by Seller with Buyer not later than five (5) days prior to COE of (i) as to the Lease for such Property, an original estoppel certificate (“Tenant Estoppel”), in a form reasonably acceptable to Buyer (or in the form required by the Lease, if so required in the Lease) (v) dated not more than thirty (30) days prior to COE (provided that if Buyer extends COE with respect to any Property as provided in Section 17, Seller shall not be required to obtain an updated Tenant Estoppel for such Property), (w) executed by Tenant and naming Buyer (or its designee) and any lender of which Buyer provides written notice to Seller pursuant to the notice provisions hereof (“Lender”) as addressees, (x) verifying the basic facts of such Lease (term, rental, expiration date, options, if any exist), (y) confirming that, to Tenant’s actual knowledge, there are no defaults by the landlord under such Lease, no unperformed or “punchlist” construction items, no unpaid tenant improvement allowances or leasing commissions and that no percentage rents or impounds are paid pursuant to such Lease (or specifying the amount(s) thereof), and (z) if Tenant’s obligations under such Lease have been guaranteed by another person or entity, also cover such guaranty and also be signed by such guarantor(s), and (ii) as to the Lease for such Property, a subordination, non-disturbance and attornment agreement executed by Tenant, in form and substance reasonably acceptable to Tenant, for the benefit of Lender (“SNDA”); provided, however, that Seller’s failure to obtain and provide to Buyer a Tenant Estoppel or SNDA despite its good faith and diligent efforts with respect to any Property shall not be an event of default hereunder, but merely a condition to Buyer’s obligation to close;
(e)    the deposit with Escrow Agent and Buyer prior to the expiration of the First Study Period for any Property of an executed waiver by Tenant of any right of first refusal under the Lease for such Property;
(f)    the deposit with Escrow Agent of an executed final lien waiver by the general contractor, an executed affidavit of Seller, and such other documentation as may be reasonably required by Escrow Agent to allow for the deletion of the mechanics’ lien exception from the Owner’s Policy for such Property, which other documentation may include an affidavit executed by Seller’s principals or parent entity if Seller is a single asset entity all in a commercially reasonable form;
(g)    the delivery by Seller to Buyer of the final Certificate of Occupancy for such Property, if available in such jurisdiction, or, if not available, the jurisdictional equivalent of a Certificate of Occupancy, if any, or certification from Seller that no such documentation is issued by the applicable jurisdiction;
(h)     the delivery by Seller to Buyer of the leasehold title insurance policy provided to Tenant for such Property (if required by the Lease for such Property);

(i)    the deposit with Escrow Agent of a letter from Seller to Tenant requesting that future rent under the Lease for such Property be paid to Buyer;
(j)    there has been no “Insolvency Event” with respect to any Tenant. As used in this subsection (l), an “Insolvency Event” shall have occurred if any Tenant becomes insolvent within the meaning of the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended (the “Bankruptcy Code”), files or notifies Seller or any affiliate of Seller that it intends to file a petition under the Bankruptcy Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, hereinafter, an “Action”), becomes the subject of either a petition under the Bankruptcy Code or an Action, or is not generally paying its debts as the same become due;
(k)    delivery of the SEC Filing Information (as hereinafter defined) by Seller to Buyer not less than five (5) days prior to COE;
(l)    Tenant has accepted possession of such Property and is contractually obligated to pay, and has commenced payment of, full rent pursuant to the Lease for such Property;

(m)    the delivery by Seller to Buyer of either (i) a three year latent defect warranty for Buyer’s benefit from either general contractor that constructed the Improvements or another entity reasonably acceptable to Buyer or (ii) an indemnity agreement in a form reasonably acceptable to Buyer executed by an entity reasonably acceptable Buyer indemnifying Buyer for any Claims (as defined below) that may arise on account of or in any way connected to the three year latent defect warranty described in the Leases;

(n)    delivery to Buyer of the original, fully-executed Lease and guaranty executed by Dollar General Corporation with respect to such Property, and a copy of all exhibits, amendments and other modifications thereto, and, if seller is not the original landlord under any Lease, all assignments necessary to establish that Seller is the successor-in-interest to the landlord’s rights under such Lease; and
(o)    delivery to Buyer of all originals in Seller’s possession and, if not in Seller’s possession, copies of all of the Contracts, Warranties and Permits for such Property including, without limitation, any warranties covering the roof or any other part of the Improvements and any warranties required under the Lease, and any correspondence with respect thereto.
If the foregoing conditions have not been satisfied as to any Property by the specified date or COE as the case may be, then Buyer shall have the right, at Buyer’s sole option, by giving written notice to Seller and Escrow Agent on or before COE (or within 10 days following the specified date, if such date is other than COE), to (i) cancel this Agreement as it relates to such Property, whereupon the aggregate Purchase Price shall be reduced by the Purchase Price corresponding to each such Property, the portion of the Earnest Money Deposit corresponding to such Removed Property (i.e., $10,000.00) plus all interest earned thereon shall be returned immediately to Buyer, and this Agreement shall continue in full force and effect as to all remaining Properties, (ii) waive such non-satisfaction and proceed to closing on such Property without any adjustment to the Purchase Price for such Property, or (iii) terminate this Agreement in its entirety. In the event Buyer fails to timely provide the notice set forth above, Buyer shall be deemed to have elected to proceed under subparagraph (i) above. In the event this Agreement is terminated in its entirety, the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.
13.    SELLER’S REPRESENTATIONS WARRANTIES AND COVENANTS.

(a)    Seller hereby represents and warrants to Buyer with respect to each Property as of COE for such Property that:
(i)    except as disclosed in any title reports obtained pursuant to this Agreement and any Surveys, there are no unrecorded leases (other than the Leases), liens or encumbrances which may affect title to any Property; any liens or encumbrances relating to any existing financing secured by any Property or any part thereof shall be terminated and released of record at or prior to COE; and Seller does not have any defeasance, lender approval or prepayment obligations with respect to any existing financing which will delay COE;
(ii)    to Seller’s knowledge, no notice of violation has been issued with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of any Property by any person, authority or agency having jurisdiction;
(iii)    except as disclosed in any title reports obtained pursuant to this Agreement and any Surveys, to Seller’s knowledge, there are no intended public improvements which will or could result in any charges being assessed against any Property which will result in a lien upon any Property;
(iv)    to Seller’s knowledge, there is no impending or contemplated condemnation or taking by inverse condemnation of any Property, or any portion thereof, by any governmental authorities;
(v)    except as conspicuously and explicitly disclosed in any Seller Diligence Materials, there are no suits or claims pending or to Seller’s knowledge, threatened with respect to or in any manner affecting any Property or Seller, nor does Seller know of any circumstances which should or could reasonably form the basis for any such suits or claims which have not been disclosed in writing to Buyer by Seller;
(vi)    Seller has not entered into and there is not existing any other agreement, written or oral, under which Seller is or could become obligated to sell any Property, or any portion thereof, to a third party;
(vii)    Seller has not taken any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon any Property, or any portion thereof, or its potential use, and, to Seller’s knowledge, there are no pending proceedings, the object of which would be to change the present zoning or other land‑use limitations;
(viii)    this transaction will not in any way violate any other agreements to which Seller is a party;
(ix)    Seller has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, the agreed upon form of which are attached hereto as Exhibits;
(x)    no default of Seller exists under any Lease; Seller has sent no notice of default to any Tenant, and to Seller’s knowledge, no default of any Tenant exists under any Lease; Seller has not received any notice or correspondence from any Tenant or such Tenant’s agents indicating such Tenant’s desire, willingness or intent to amend, modify, assign or terminate such Tenant’s Lease nor any notice or correspondence requesting the consent of Seller to any of the foregoing;
(xi)    the initial annual rent under each Lease is as set forth on Exhibit A attached hereto; Tenant is not entitled to any free rent periods or rental abatements, concessions or other inducements under any Lease for any period subsequent to COE except as set forth on Exhibit H attached hereto;
(xii)    to the extent Seller is the original landlord under any Lease, such Lease was negotiated in an arms-length transaction;
(xiii)    Tenant does not have: (a) any option or preferential right to purchase any of the Properties or portion of any of the Properties, (b) any right of first refusal or right of first offer with respect to any of the Properties, or (c) any right, title or interest with respect to the Property other than as lessee under its applicable lease;
(xiv)    all amounts due and payable by Seller under the Contracts and the REA’s have been paid in full and no default of Seller exists under any of the Contracts or any of the REA’s and, to Seller’s knowledge, no default of any other party exists under any of the Contracts or any of the REA’s;
(xv)    no consent of any third party is required in order for Seller to enter into this Agreement and perform Seller’s obligations hereunder;
(xvi)    except as set forth in Seller’s Diligence Materials, Seller has no actual knowledge that there exists or has existed, and Seller itself has not caused any generation, production, location, transportation, storage, treatment, discharge, disposal, release or threatened release upon, under or about any Property of any Hazardous Materials. “Hazardous Materials” shall mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos (including, without limitation, vinyl asbestos tile), or any other substance or material, defined as a “hazardous substance” by any federal, state, or local environmental law, ordinance, rule or regulation including, without limitation, the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Federal Hazardous Materials Transportation Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, and the rules and regulations adopted and promulgated pursuant to each of the foregoing;
(xvii)    except as set forth in Seller’s Diligence Materials, to Seller’s actual knowledge, there is not now, nor has there ever been, on or in any Property or any portion thereof underground storage tanks, any asbestos-containing materials or any polychlorinated biphenyls, including those used in hydraulic oils, electric transformers, or other equipment; and
(xviii)    the execution, delivery and performance of this Agreement and the Transfer Documents, the agreed upon form of which are attached hereto as Exhibits, have not and will not constitute a breach or default under any other agreement, law or court order under which Seller is a party or may be bound;

(b)    Further, Seller hereby covenants to Buyer as of the Effective Date that:

(i)    Seller will not enter into nor execute any agreement, written or oral, under which Seller is or could become obli-gated to sell the Properties, or any portion thereof, to a third party, without Buyer’s prior written consent;

(ii)    Except as necessary to complete the Improvements in accordance with the Leases, Seller will not, without the prior written consent of Buyer, take any action before any gov-ernmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land‑use limitations, upon any Property, or any portion thereof, or the potential use of any Property;

(iii)    except for any item to be prorated at COE in accordance with this Agreement, all bills or other charges, costs or expenses arising out of or in connection with or resulting from Seller’s use, ownership, or operation of the Properties up to COE shall be paid in full by Seller;
(iv)    all general real estate taxes, assessments and personal property taxes that have become due with respect to the Properties (except for those that will be prorated at COE) have been paid or will be so paid by Seller prior to COE;

(v)    between the Effective Date and the applicable COE for a Property or any earlier termination of this Agreement, Seller shall not (i) execute or enter into any lease with respect to such Property (other than the Lease contemplated by the terms, and further described on Exhibit A, hereof), (ii) terminate any Lease previously entered into, or (iii) amend, modify, extend or waive any rights under any Lease if such amendment, modification, extension or waiver would have material economic impact on the terms of the Lease, or (iv) between the date that is ten (10) business days prior to the expiration of the Second Study Period and the applicable COE for a Property, terminate, amend, modify, extend or waive any rights under any of the Leases without Buyer’s prior written consent, which consent may be withheld at Buyer’s discretion;

(vi)    between the Effective Date and the applicable COE for a Property or any earlier termination of this Agreement, Seller shall, at its sole cost:
(1)    continue to operate such Property as heretofore operated by Seller subject to Buyer’s rights under this Agreement to direct specific activities of Seller;

(2)    maintain or cause Tenant to maintain such Property as required by the Lease;

(3)    pay or cause Tenant to pay (as applicable) prior to COE, all sums due for work, materials or services furnished or otherwise incurred in the ownership, use or operation of such Property up to COE;

(4)    comply or cause Tenant to comply with all governmental requirements applicable to such Property;

(5)    except as required by a governmental agency or as necessary to complete the Improvements in accordance with the Lease, not remove or permit any improvements to be removed from such Property without the prior written consent of Buyer;

(6)    except as necessary to complete the Improvements in accordance with the Lease, not restrict, rezone, file or modify any development plan or zoning plan or establish or voluntarily participate in the establishment of any improvement district with respect to all or any portion of any Property without Buyer’s prior written consent;

(7)    except as necessary to complete the Improvements in accordance with the Lease or as may be required by the Tenant, without Buyer’s prior written consent, Seller shall not, by voluntary or intentional act or omission to act, further cause or create any easement, encumbrance, or mechanic’s or materialmen’s liens, and/or similar liens or encumbrances to arise or to be imposed upon any Property or any portion thereof that affects title thereto, or to allow any amendment or modification to any existing easements or encumbrances; and

(8)    cause Tenant to comply in all respects with the terms, covenants and conditions of the Lease relating to such Property;

(vii)    Seller shall and hereby does assign to Buyer effective as of COE for each Property, to all claims, counterclaims, defenses, or actions, whether at common law, or pursuant to any other applicable federal or state or other laws which Seller may have against any third parties relating to the existence of any Hazardous Materials in, at, on, under or about such Property (including Hazardous Materials released on such Property prior to COE and continuing in existence on such Property at COE) and Seller shall reasonably cooperate with Buyer in connection with any of the foregoing; provided, however, that the foregoing assignment shall not prevent or prohibit Seller from asserting any defenses, including affirmative defenses and third-party actions, with respect to any action or claim made against Seller;

(viii)    Seller shall not, without the prior written consent of Buyer, provide a copy of, nor disclose any of the terms of, this Agreement to any appraiser; and

(ix)    should Seller receive actual notice of any information regarding any of the matters set forth in this Section 13 after the Effective Date and prior to COE, Seller will immediately notify Buyer of the same in writing.

All representations, warranties and covenants made in this Agreement by Seller shall survive the execution and delivery of this Agreement and each COE for a period of one year. Seller shall and does hereby indemnify against and hold Buyer harmless from any loss, damage, liability and expense, together with all court costs and attorneys’ fees which Buyer may incur, (“Damages”) by reason of any misrepresentation by Seller or any breach of any of Seller’s warranties or covenants. Seller’s indemnity and hold harmless obligations shall survive each COE for a period of one year. Notwithstanding anything to the contrary contained herein, Seller’s liability with respect to Seller’s representations, warranties and covenants and Seller’s indemnity and hold harmless obligations set forth herein shall not exceed One Hundred Sixty Thousand Dollars ($160,000). For purposes of this Agreement, the term “Seller’s knowledge” or words of similar import means the actual knowledge of Tyler S. Oliver, without duty of inquiry or investigation, with respect to all of the Properties. Seller represents and warrants that Tyler S. Oliver is the person within Seller’s organization having the most comprehensive knowledge of the matters set forth in this Section 13 with respect to the applicable Properties. Except as expressly set forth in this Agreement and any documents delivered by Seller at COE, Seller is selling and Buyer is buying the Properties “AS-IS” and without representation or warranty of any kind.
14.    BUYER’S REPRESENTATIONS WARRANTIES AND COVENANTS.

(a)    Buyer hereby represents and warrants to Seller as of the Effective Date and again as of each COE that:

(i)    Buyer has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, the agreed upon forms of which are attached hereto as Exhibits;

(ii)    there are no actions or proceedings pending or to Buyer’s knowledge, threatened against Buyer which may in any manner whatsoever affect the validity or enforceability of this Agreement or any of the documents, the agreed upon forms of which are attached hereto as Exhibits; and

(iii)    the execution, delivery and performance of this Agreement and the Transfer Documents, the agreed upon forms of which are attached hereto as Exhibits, have not and will not constitute a breach or default under any other agreement, law or court order under which Buyer is a party or may be bound.

(b)    Further, Buyer hereby covenants to Seller as of the Effective Date that:

(i)    should Buyer receive notice or knowledge of any information regarding any of the matters set forth in this Section 14 after the Effective Date and prior to COE, Buyer will promptly notify Seller of the same in writing.

All representations, warranties and covenants made in this Agreement by Buyer shall survive the execution and delivery of this Agreement and each COE. Buyer shall and does hereby indemnify against and hold Seller harmless from any loss, damage, liability and expense, together with all court costs and attorneys’ fees, if awarded by a court of law, which Seller may incur, by reason of any misrepresentation by Buyer or any breach of any of Buyer’s warranties or covenants. Buyer’s indemnity and hold harmless obligations shall survive each COE.
15.    RENTS AND DEPOSITS. Seller and Buyer agree that, in addition to all other conditions and covenants contained herein, Seller shall deliver to Buyer and Escrow Agent not later than the day immediately prior to COE information for such Property, certified by Seller to be true and accurate as of the date thereof and as of the date of COE for such Property, with respect to (i) the amount of Tenant’s security deposit under the Leases, if any, and (ii) prepaid and/or abated rents, including, without limitation, the amount thereof and the date to which such rents have been paid.
16.    BROKER’S COMMISSION. Concerning any brokerage commission, the Parties agree as follows:
(a)    the Parties warrant to one another that they have not dealt with any finder, broker or realtor in connection with this Agreement;
(b)    if any person shall assert a claim to a finder’s fee or brokerage commission on account of alleged employment as a finder or broker in connection with this Agreement, the Party under whom the finder or broker is claiming shall indemnify and hold the other Party harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought on such claim, including, but not limited to, counsel and witness fees and court costs in defending against such claim. The provisions of this subsection shall survive cancellation of this Agreement or COE; and
(c)    the principals of Seller are licensed real estate agents.
17.    CLOSE OF ESCROW. COE as to any Property shall be on or before 5:00 p.m. MST on the fifteenth (15th) day after the later of: (i) the commencement of the payment of full unabated rent under the Lease for such Property, (ii) the expiration of the Second Study Period for such Property, and (iii) the date on which the events set forth under the immediately preceding subsections (i) and (ii) have occurred for at least four (4) other Properties for which COE has not previously occurred (the intent being that COE shall occur with respect to no less than five (5) Properties at a time unless the COE in question is the last COE to occur and less than five (5) Properties are remaining) or such earlier date as Buyer may choose by giving ten (10) days written notice thereof to Seller and Escrow Agent (such date, as to each Property, the “Closing Date”). Buyer may extend the Closing Date as to any Property(ies) for up to an additional fifteen (15) days upon delivery of written notice to extend the Closing Date to Escrow Agent prior to the original Closing Date corresponding to such Property and by depositing an additional Ten Thousand and no/100 Dollars ($10,000.00) of earnest money with Seller for each such extended Property, all of which earnest money shall be non-refundable to Buyer thereafter except as provided in Sections 6(d), 7(f), 12, 19 and 20(a). For purposes of this Agreement, any additional earnest money deposited with Escrow Agent pursuant to this Section 17 shall be added to and become a part of the Earnest Money Deposit.
18.    ASSIGNMENT. This Agreement may not be assigned by Seller without the prior written consent of Buyer which consent shall not be unreasonably withheld; provided, however, that Buyer acknowledges that certain of the Properties are owned by each of the Sellers or their subsidiaries or affiliates of Seller, and therefore, Seller may assign this Agreement to any such individual Seller or any such subsidiaries or affiliates with respect to such Properties on or before COE without Buyer’s consent. No assignment by Seller shall relieve it of or limits its obligations under this Agreement. Buyer further acknowledges and agrees that the covenants, obligations, representations and warranties of each Seller under this Agreement are binding on such Seller only with respect to the Property or Properties owned by such Seller or under contract by such Seller as shown on Exhibit A, and only such Seller is entitled to exercise the rights of Seller with respect to such Property or Properties hereunder. Buyer may assign its rights under this Agreement to an affiliate of Buyer without seeking or obtaining Seller’s consent. Such assignment shall not become effective until the assignee executes an instrument whereby such assignee expressly assumes all unperformed obligations of Buyer under this Agreement. Buyer may also designate someone other than Buyer, as grantee and/or assignee, under the Transfer Documents by providing written notice of such designation at least two (2) days prior to COE. No assignment shall release or otherwise relieve Buyer from any obligations hereunder; provided, however, with respect to any assignment, if COE occurs the assigning party (but not the assignee) shall be relieved of all its obligations arising under this Agreement before, on and after COE.
19.    RISK OF LOSS. Seller shall bear all risk of loss resulting from or related to damage of or to any Property or any part thereof which may occur prior to COE. Seller shall also bear all risk of loss resulting from or related to a taking or condemnation of any Property or any part thereof with respect to which written notice of a proposed condemnation or taking is received, a condemnation proceeding is commenced, a condemnation proceeding is concluded or all or any part of any Property is conveyed in lieu of condemnation prior to COE (any such damage, taking or condemnation event a “Risk of Loss Event”). In the event of any Risk of Loss Event prior to COE, Buyer may, at Buyer’s sole option, by written notice to Seller and Escrow Agent, remove such Property from this Agreement (each, a “Rejected Property”) and the aggregate Purchase Price shall be reduced by the Purchase Price corresponding to such Rejected Property, the portion of the Earnest Money Deposit corresponding to such Rejected Property (i.e., $10,000.00) plus all interest earned thereon shall be returned immediately to Buyer, and this Agreement shall continue in full force and effect with respect to all remaining Properties. In the alternative, Buyer may attempt to negotiate an appropriate downward adjustment of the Purchase Price for the affected Property. If Seller and Buyer cannot agree upon such a downward adjustment within a reasonable period (not to exceed ten (10) days from the date Buyer receives notice of the loss), Buyer may remove such Rejected Property from this Agreement as provided above. In the event of any Risk of Loss Event which does not result in a termination of this Agreement, Seller shall at COE and as a condition precedent thereto, pay Buyer or credit Buyer against the Purchase Price for the affected Property the amount of any insurance or condemnation proceeds actually received by Seller, or assign to Buyer, as of COE and in a form acceptable to Buyer and Seller, all rights or claims for relief to the same, and credit to Buyer an amount equal to the deductible (if any) under the insurance policy. In the event of any Risk of Loss Event with respect to all Properties prior to COE and Buyer elects to remove all Properties from this Agreement as provided above, then this Agreement shall automatically terminate, whereupon the Earnest Money Deposit shall be paid immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder.

20.    REMEDIES.
(a)    Seller’s Breach. If Seller breaches this Agreement, including, without limitation, a breach of any representation or warranty of Seller set forth herein and/or the failure of Seller to satisfy any conditions precedent to COE specified in Section 12 above that is within Seller’s control, Buyer may, at Buyer’s sole option as Buyer’s sole and exclusive remedy for the applicable breach, either: (i) by written notice to Seller and Escrow Agent, cancel this Agreement with respect to the Property that is the subject of such breach, whereupon the Earnest Money Deposit allocated to such Property (i.e., $10,000.00) shall be paid immediately by Escrow Agent to Buyer, Seller shall promptly reimburse to Buyer its reasonable out-of-pocket and third-party property diligence expenses incurred with respect to such Property not to exceed $10,000.00 and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder with respect to such Property, (ii) by written notice to Seller and Escrow Agent, cancel this Agreement in its entirety whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer, Seller shall promptly reimburse to Buyer its reasonable out-of-pocket and third-party property diligence expenses and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder, or (iii) seek specific performance against Seller in which event COE shall be automatically extended as necessary. Notwithstanding the foregoing, if specific performance is unavailable as a remedy to Buyer because of Seller’s affirmative act (e.g., Seller sells a Property to a third party), Buyer shall be entitled to pursue all rights and remedies available at law or in equity. Seller hereby acknowledges and agrees that the provisions of this Section 20(a) shall not limit any rights or remedies Buyer may have against Seller after COE pursuant to the indemnification under Section 16 or for any misrepresentation, breach of warranty or default by Seller in any of its obligations under this Agreement, the Transfer Documents or any other documents to be entered into pursuant to this Agreement, subject, however, to any applicable express limitations provided herein or therein.

(b)    Buyer’s Breach. If Buyer breaches this Agreement, as its sole remedy Seller shall be entitled to retain the Earnest Money Deposit in accordance with subsection 5(b) as Seller’s agreed and total liquidated damages. Seller hereby waives any right to seek any equitable or legal remedies against Buyer. Buyer hereby acknowledges and agrees that the provisions of this Section 20(b) shall not limit any rights or remedies Seller may have against Buyer after COE pursuant to any express Seller indemnifications under this Agreement or the Transfer Documents or any other documents to be entered into pursuant to this Agreement.
21.    ATTORNEYS’ FEES. If there is any litigation to enforce any provisions or rights arising under this Agreement, the unsuccessful party in such litigation, as determined by the court, agrees to pay the successful party, as determined by the court, all costs and expenses, including, but not limited to, reasonable attorneys’ fees incurred by the successful party, such fees to be determined by the court. For purposes of this Section 21, a party will be considered to be the “successful party” if (a) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (b) such party did not initiate the litigation and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (c) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking.
22.    NOTICES.
(a)    Addresses. Except as otherwise required by law, any notice required or permitted hereunder shall be in writing and shall be given by personal delivery, or by deposit in the U.S. Mail, certified or registered, return receipt requested, postage prepaid, addressed to the Parties at the addresses set forth below, or at such other address as a Party may designate in writing pursuant hereto, or by telecopy (fax) or electronic mail (e-mail), or any express or overnight delivery service (e.g., Federal Express), delivery charges prepaid:
if to Seller:                    Henzlik-Oliver Real Estate Companies, L.L.C.
13356 Metcalf
Overland Park, KS 66213
Attn: Tyler S. Oliver
Tel.:    (913) 438-9900
Fax:     (913) 438-9994
Email: tsoliver@henzlikoliver.com

with copies to:                    Duggan Shadwick Doerr & Kurlbaum LLC
11040 Oakmont
Overland Park, KS 66210
Attn: Michael J. Book
Tel.:     (913) 498-3536
Fax:     (913) 498-3538
Email: mbook@kc-dsdlaw.com

if to Buyer:                    Series C, LLC
c/o Cole Real Estate Investments
2325 E. Camelback Road, Suite 1100
Phoenix, AZ 85016
Attn:    Legal Department - Real Estate
Tel.:    (602) 778-8700
Fax:    (480) 449-7012
Email: todd.weiss@colereit.com and
lari.clark@colereit.com

with copies to:                    Jason D. Stych, Esq.
Kutak Rock LLP
8601 N. Scottsdale Road, Suite 300
Scottsdale, AZ 85253
Tel.:    (480) 429-4881
Fax:    (480) 429-5001
Email: jason.stych@kutakrock.com

if to Escrow Agent:                First American Title Insurance Company
2425 E. Camelback Road, Suite 300
Phoenix, AZ 85016
Attention: Brandon Grajewski
Tel.:    (602) 567-8145
Fax:    (602) 567-8101
Email: bgrajewski@firstam.com

(b)     Effective Date of Notices. Notice shall be deemed to have been given and received on the date on which notice is delivered, if notice is given by personal delivery, e-mail or telecopy, and on the date of deposit in the mail, if mailed or deposited with the overnight carrier, if used. If escrow has opened, a copy of any notice given to a party shall also be given to Escrow Agent by regular U.S. Mail or by any other method provided for herein.
23.    CLOSING COSTS.
(a)    Closing Costs. Seller and Buyer agree to pay closing costs as indicated in this Agreement and in the escrow instructions attached hereto as Exhibit G, and by this reference incorporated herein (the “Escrow Instructions”). At COE, Seller shall pay (i) the costs of releasing all liens, judgments, and other encumbrances that are to be released and of recording such releases, (ii) one-half of the fees and costs due Escrow Agent for its services, (iii) the transfer tax associated with the sale of the Properties, if any, and (iv) all other costs to be paid by Seller under this Agreement. At COE, Buyer shall pay (i) one-half of the fees and costs due Escrow Agent for its services, (ii) the costs of the Surveys, and (iii) all other costs to be paid by Buyer under this Agreement. Except as otherwise provided for in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors incurred at any time in connection with pursuing or consummating the transaction contemplated herein.
(b)    Prorations. Real estate taxes shall be prorated through escrow as of the date that Tenant became responsible for such taxes under the Lease and shall be based upon the current valuation and latest available tax rates. If, as of COE, a Property is not taxed as a separate tax parcel despite Seller’s efforts to cause such separate tax parcel to be created (such Property referred to as the “Affected Property”), all real estate taxes and assessments shall be prorated as of COE based on an allocation of the Parties’ respective percentage ownership ratio (determined on a gross acreage basis of the applicable tax parcel(s) as of the date of COE, with any taxes based on improvements allocated to the parcel containing the improvements). Until the Parties are able to obtain a separate assessment for the Affected Property, Seller and Buyer shall each pay, prior to delinquency, their respective share of all taxes due and payable for all assessed tax parcels in which any portion of the Affected Property is located. For purposes of this Section 23(b), Seller will be deemed to own the balance of any tax parcel(s) (other than the Affected Property) containing any portion of the Affected Property, and Seller will be responsible to pay, or cause to be paid, the share of all taxes and assessments attributable thereto. Seller shall provide Buyer with a tax bill identifying Buyer’s allocable share of the property taxes due at least ten (10) business days prior to delinquency. Upon payment of a Party’s allocable share of such property taxes, if any, such Party shall provide the other Party with documentation reasonably requested to confirm such payment. If either Party fails to pay its proportionate share of the taxes prior to delinquency, the other Party may, following at least ten (10) days prior written notice to the nonpaying Party, pay the entire tax bill then due. The nonpaying Party shall thereafter pay its respective share of the taxes to the paying Party together with interest on such amount at the rate of twelve percent (12%) per annum from the date paid until all such sums together with interest thereon is repaid. Buyer and Seller will cooperate with each other after COE to cause each Affected Property to be assessed as a separate tax parcel. If COE for a Property is on or after the 20th day of the calendar month in which such COE occurs, the monthly base rent due to Buyer under the terms of the applicable Lease for the full calendar month of the month following the day on which COE occurs (the “Initial Rent”) shall be credited to Buyer at COE (and, in such event, Tenant shall pay the Initial Rent due under such Lease to Seller and, notwithstanding the terms of the Lease, shall not be obligated to make a payment for the Initial Rent to Buyer). In such event, the notice provided to the Tenant with respect to the sale of the Property to Buyer shall expressly request rent payment consistent with the foregoing allocation. All other prorations shall be calculated through escrow as of COE based upon the latest available information, including, without limitation, a credit to Buyer for any rent prepaid by Tenant for the period beginning with and including the date on which the closing occurs through and including the last day of the month in which the closing occurs. All other credits to Buyer shall be similarly prorated. Any other closing costs not specifically designated as the responsibility of either Party in the Escrow Instructions or in this Agreement shall be paid by Seller and Buyer according to the usual and customary allocation of the same for the State and County where the Property is located by Escrow Agent. Seller agrees that all closing costs payable by Seller shall be deducted from Seller’s proceeds otherwise payable to Seller at COE. Buyer shall deposit with Escrow Agent sufficient cash to pay all of Buyer’s closing costs. Except as provided in this Section 23, Seller and Buyer shall each bear their own costs in regard to this Agreement.
(c)    Post-Closing Adjustment. If after COE, the parties discover any errors in adjustments and apportionments, the same shall be corrected as soon after their discovery as possible. The provision of this Section 23(c) shall survive COE except that no adjustment shall be made later than eighteen (18) months after COE unless prior to such date the Party seeking the adjustment shall have delivered a written notice to the other Party specifying the nature and basis for such claim; provided, however, in the event an adjustment is sought due to the fact that current tax bills with respect to one or more Properties had not yet been issued as of COE, the provisions of this Section 23(c) shall survive with respect to any closing proration of real property taxes until ninety (90) days after Buyer’s receipt of tax bills for the period of time during which COE occurred. In the event that such claim is valid, the Party against whom the claim is sought shall have thirty (30) days in which to remit any adjustment due.
(d)    Instructions. This Agreement, together with the Escrow Instructions, shall constitute escrow instructions for the transaction contemplated herein. Such escrow instructions shall be construed as applying principally to Escrow Agent’s employment.
24.    ESCROW CANCELLATION CHARGES. If escrow fails to close because of Seller’s default, Seller shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close because of Buyer’s default, Buyer shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close for any other reason, Seller shall be liable for any cancellation charges of Escrow Agent. The provisions of this Section 24 shall survive cancellation of this Agreement.
25.    APPROVALS. Concerning all matters in this Agreement requiring the consent or approval of any Party, the Parties agree that any such consent or approval shall not be unreasonably withheld unless otherwise provided in this Agreement.
26.    COVENANT NOT TO SUE. Except as expressly provided in this Agreement, effective as of the COE for a Property, Seller covenants with Buyer not to sue any Tenant for any claims of whatever kind or nature, in law or equity, whether now known or unknown to Seller, whether contingent or matured, that Seller may now have or hereafter acquire against Tenant for any costs, loss, liability, damage, expenses, demand, action or cause of action arising from or related to the applicable Lease for such Property arising from events occurring prior to COE, unless Seller shall be made a party to a lawsuit by Tenant or any third party with respect to any such Lease or Property.
27.    ADDITIONAL ACTS. The Parties agree to execute promptly such other documents and to perform such other acts as may be reasonably necessary to carry out the purpose and intent of this Agreement.
28.    GOVERNING LAW. This Agreement shall be governed by and construed or enforced in accordance with the laws of the State of Kansas.
29.    CONSTRUCTION. The terms and provisions of this Agreement represent the results of negotiations among the Parties, each of which has been represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the Parties each hereby waive the application of any rule of law which would otherwise be applicable in connection with the interpretation and construction of this Agreement that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed Agreement or any earlier draft of the same.
30.    TIME OF ESSENCE. Time is of the essence of this Agreement. However, if this Agreement requires any act to be done or action to be taken on a date which is a Saturday, Sunday or legal holiday, such act or action shall be deemed to have been validly done or taken if done or taken on the next succeeding day which is not a Saturday, Sunday or legal holiday, and the successive periods shall be deemed extended accordingly.
31.    INTERPRETATION. If there is any specific and direct conflict between, or any ambiguity resulting from, the terms and provisions of this Agreement and the terms and provisions of any document, instrument or other agreement executed in connection herewith or in furtherance hereof, including any Exhibits hereto, the same shall be consistently interpreted in such manner as to give effect to the general purposes and intention as expressed in this Agreement which shall be deemed to prevail and control.
32.    HEADINGS. The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement.
33.    FAX AND COUNTERPARTS. This Agreement may be executed by facsimile, by email (in “.pdf” format) and/or in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.
34.    INCORPORATION OF EXHIBITS BY REFERENCE. All Exhibits to this Agreement are fully incorporated herein as though set forth at length herein.
35.    SEVERABILITY. If any provision of this Agreement is unenforceable, the remaining provisions shall nevertheless be kept in effect.
36.    ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, oral or written, with respect to the subject matter hereof. The provisions of this Agreement shall be construed as a whole and not strictly for or against any Party.
37.    Indemnity.    Seller shall indemnify, hold harmless and defend Buyer, Buyer’s affiliates, the partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns (collectively, the “Indemnified Parties”) from any and all demands, claims (including, without limitation, causes of action in tort), legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims”) that may arise on account of or in any way be connected with any actions, suits, proceedings or claims for tort liability brought by third parties (other than Tenant) against Buyer (a) relating to any actual or alleged events, acts or omissions occurring with respect to any Property prior to COE for such Property, and/or (b) based upon Buyer’s ownership of any Property but with respect to which the claimed loss, damage or injury occurred prior to COE for such Property. Buyer shall indemnify, hold harmless and defend Seller, Seller’s affiliates, the partners, trustees, shareholders, directors, officers, attorneys, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all Claims that may arise on account of or in any way be connected with any actions, suits, proceedings or claims for tort liability brought by third parties (other than Tenant) against Seller (y) relating to any actual or alleged events, acts or omissions occurring with respect to any Property from and after COE for such Property, and/or (z) based upon Seller’s ownership of any Property but with respect to which the claimed loss, damage or injury occurred from and after COE for such Property. The provisions of this Section 37 shall survive COE.

38.    PRIVILEGE TAXES. Seller represents, warrants and covenants to Buyer that all state and local transaction privilege, sales, excise, use or similar taxes relating to the development, sale or rental of each Property (including, without limitation any speculative builder tax, owner-builder tax, or construction contractor tax) accruing for any period prior to COE have been paid and Seller shall pay any such taxes assessed on the sale of any Property to Buyer as and when due. Seller shall indemnify, hold harmless and defend the Indemnified Parties from any and all Claims relating to a breach of the preceding sentence. The provisions of this Section shall survive COE.

39.    SEC S-X 3-14 Audit. In order to enable Buyer to comply with reporting requirements, Seller agrees to provide Buyer and its representatives information sufficient for Buyer to comply with SEC Rule 3-14 of Regulation S-X, including Seller's most current financial statements relating to the financial operation of the Properties for the current fiscal year and the most recent pre-acquisition fiscal year, and upon request, support for certain operating revenues and expenses specific to the Properties (collectively, the “SEC Filing Information”). Seller understands that certain of such financial information may be included in filings required to be made by Buyer with the U.S. Securities and Exchange Commission. This Section 39 shall survive Closing for a period of one (1) year.
40.    Punchlist Holdback. If the estoppel certificate from Tenant indicates that there are any punchlist items (“Punchlist Items”) still to be completed by Seller with respect to any Property or if, prior to COE for such Property, Tenant has not confirmed to Seller in writing that such items have been completed to Tenant’s reasonable satisfaction, then at such COE, Seller may elect to either: (i) extend the COE until three (3) business days after the date that Tenant has confirmed in writing that all Punchlist Items have been completed to Tenant’s reasonable satisfaction, or (ii) proceed to Closing and have Seller escrow an amount equal to One Hundred Twenty Five Percent (125%) of the estimated cost to cure all Punchlist Items yet uncured as of such COE (such cost to be estimated by Seller’s general contractor or architect, subject to Buyer’s reasonable approval of such estimate) (the “Punchlist Escrow”). The Punchlist Escrow shall be retained by the Escrow Agent from the Purchase Price paid by Buyer with respect to such Property and shall be held by the Escrow Agent or other agreed upon escrow agent pursuant to the terms of an escrow agreement executed by Buyer, Seller and the escrow agent, which shall provide, in part, for release of the Punchlist Escrow to Seller upon written confirmation from Tenant of completion of the Punchlist Items and as more particularly set forth below. Buyer and Seller shall use good faith efforts to agree upon the form of escrow agreement during the Second Study Period for the corresponding Property.

After Closing, Seller and its agents and contractors shall have access to the applicable Property to complete the Punchlist Items, subject to the rights of Tenant under the Lease. If Buyer has not received such written confirmation from Tenant that all such items have been completed to Tenant’s reasonable satisfaction within ninety (90) days following COE for the applicable Property (the “Punchlist Cure Deadline”), or if Seller has received notice from Tenant that Seller is in default of its obligations with respect to the Punchlist Items pursuant to the applicable Lease, then Buyer shall be entitled, but not obligated, to undertake the cure of any remaining Punchlist Items and in connection therewith shall be entitled to retain up to the entire balance of the Punchlist Escrow upon presentation to Seller of invoices and other receipts for expenses reasonably incurred in connection therewith. Further, upon presentation by Buyer of evidence reasonably satisfactory to Seller that Buyer expended amounts in excess of the amount of the Punchlist Escrow to complete such Punchlist Items, Seller shall pay or cause to be paid to Buyer an amount equal to such excess within fifteen (15) days after receipt of such evidence. Notwithstanding the foregoing, in the event Seller reasonably demonstrates to Buyer that the Punchlist Items have been completed prior to the expiration of the Punchlist Cure Deadline and that the failure of Buyer to receive written confirmation from Tenant of such completion is due to Tenant’s delay in reviewing the Punchlist Items, then the Punchlist Cure Deadline shall be extended until Tenant completes its review of the Punchlist Items and issues its confirmation (or disapproval) of such Punchlist Items and Seller is afforded such additional time as is permitted pursuant to the Lease to complete the remaining Punchlist Items. In addition, the Punchlist Cure Deadline shall be extended on a day-for-day basis for each day of Seller’s delay in completing the Punchlist Items that is caused by any event or condition beyond the reasonable control of Seller, including inclement weather or shortage of materials.
41.    TENANT AUDIT RIGHT. In the event that Tenant has the right to inspect and audit the books, records and other documents of the landlord under any of the Leases which evidence the purchase price of the Real Property, the development and construction costs of the Improvements, and/or common area maintenance costs and expenses,

Seller hereby covenants and agrees that it shall retain such books, records and other documents which will enable Tenant to conduct a full and complete audit thereof until the date that is six (6) months after the latest date that Tenant could demand an inspection and/or audit thereof pursuant to such Lease and, upon written request therefore from Buyer, or any successor or assign, thereof, shall provide both Buyer and Tenant with reasonable access thereto and otherwise reasonably cooperate with both Buyer and Tenant with respect to such inspection and/or audit by Tenant. In the event Tenant claims any right to a credit, refund or other reimbursement as a result of such audit for any periods prior to COE, Seller shall indemnify, hold harmless and defend the Indemnified Parties from any and all Claims relating thereto or arising therefrom. The provisions of this Section 41 shall survive COE.
42.    LIKE-KIND EXCHANGE. (a) Seller agrees to reasonably cooperate with Buyer by executing such documents or taking such action as Buyer reasonably requests in connection with any tax deferred exchange pursuant to Section 1031 of the Tax Code, provided that (i) the transaction contemplated by this Agreement shall not be conditioned upon completion of such exchange; (ii) Seller shall not be required to take title to any real property in connection with any such exchange; (iii) Seller shall not incur any liability by reason of any such exchange; and (iv) Buyer shall not be relieved of any of its obligations under this Agreement as a result of any such exchange.
(b) Buyer agrees to reasonably cooperate with Seller by executing such documents or taking such action as Seller reasonably requests in connection with any tax deferred exchange pursuant to Section 1031 of the Tax Code, provided that (i) the transaction contemplated by this Agreement shall not be conditioned upon completion of such exchange; (ii) Buyer shall not be required to take title to any real property (other than the Properties) in connection with any such exchange; (iii) Buyer shall not incur any liability by reason of any such exchange; and (iv) Seller shall not be relieved of any of its obligations under this Agreement as a result of any such exchange.
43. SUBSTITUTION OF PROPERTIES. In the event that any Property shall become a Rejected Property or Removed Property under this Agreement, Seller may, by providing written notice to Buyer within two (2) days after the date on which such Property became a Rejected Property or Removed Property, substitute a different property (a “Substitute Property”) for such Property, and Buyer shall be provided with a First Study Period and Second Study Period with respect to such Substitute Property and all of Buyer’s conditions to COE shall apply to such Substitute Property. Seller shall not have the right to substitute a Property for any Substitute Property that becomes a Rejected Property or Removed Property under this Agreement. The Purchase Price for such Substitute Property shall be determined by applying a Cap Rate to the Rent payable under the Lease for such Substitute Property to be reasonably agreed upon by Seller and Buyer, subject to adjustment as provided in the last paragraph of Section 4. The inclusion of a Substitute Property into this Agreement and the Purchase Price of the Substitute Property shall be evidenced by an amendment to this Agreement executed by Seller and Buyer. Neither party shall have any rights or obligations with respect to a Substitute Property until such amendment is fully executed by the parties.

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IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Effective Date.

SELLER:	5700 Holdings, LLC, a Kansas limited liability company

	By:	/s/ Tyler S. Oliver
Tyler S. Oliver, Manager

Tipton Holdings, LLC, a Kansas limited liability company

	By:	/s/ Tyler S. Oliver
Tyler S. Oliver, Manager

BUYER:	Series C, LLC, an Arizona limited liability company

	By:	/s/ Todd J. Weiss
Todd J. Weiss
Authorized Officer